Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”), is made and entered into as of May 1, 2014 (the “Effective Date”), by and between Counsel Corporation, a Canadian corporation (“Counsel”) and Heritage Global Inc., a Florida corporation (“HGBL”).

Since 2001, Counsel has beneficially owned the majority of the outstanding common stock of HGBL, and has provided certain business management services to HGBL pursuant to a series of letter agreements.

The parties anticipate engaging in a transaction that will result in Counsel no longer being the beneficial owner of a majority of the outstanding common stock of HGBL.

In connection with the transaction, the parties desire Counsel to continue providing business management services to HGBL, and wish to further formalize this arrangement.

The parties agree as follows:

1. Appointment. HGBL hereby engages Counsel, and Counsel will, upon the terms and subject to the conditions set forth herein, provide certain services to HGBL, as described in Section 3.

2. Term. The term of this Agreement (the “Term”) will be for an initial term of one (1) year; provided, however, that this Agreement may be terminated at any time following the date hereof upon mutual agreement of HGBL and Counsel. The Term will automatically renew for successive one (1) year terms unless either Counsel or HGBL give notice of its intent not to renew the Agreement within ninety (90) days before the expiration of the initial term or any renewal term. Notwithstanding anything in this Agreement to the contrary, (a) the provisions of Section 6 will survive the termination of this Agreement and (b) no termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect HGBL’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of that termination.

3. Services.

(a) Management Services. Counsel, consistent with past practices, will provide HGBL with business management services, which include financial and investment management and advisory services, preparation of regulatory filings, tax advisory services, board support services, patent portfolio administration, litigation strategy and management services and guidance regarding the administration of equity based compensation, as the board of directors of HGBL (the “Board”) may request from time to time (collectively, the “Management Services”). The Management Services will include making available an individual who is qualified and willing to execute the duties of the principal financial officer of HGBL. The following Counsel officers and personnel will be primarily responsible for providing the Management Services on behalf of Counsel: Executive Vice President, Secretary, Chief Financial Officer, a Tax Manager, an Accounting Manager and an Accounts Payable Clerk. Counsel will make itself available for the performance of the Management Services upon reasonable notice. Counsel will perform the Management Services at the times and places requested by the Board to meet the needs and requirements of HGBL. This Agreement does not guarantee or imply that the personal services of any individual currently participating in HGBL shall be provided throughout the term of the Agreement. Should HGBL require the personal services of any specific individual, service arrangements will have to be entered into separately with such individual.

(b) Personal services provided by Allan Silber are subject to their own terms and conditions and this Agreement in no way alters or nullifies such terms and conditions, which shall remain in full force and effect.

(c) Operation Services. Counsel will assist HGBL in the ongoing operations of HGBL’s asset liquidation business (the “Operation Services”). Counsel will make itself available for the performance of the Operation Services upon reasonable notice. Counsel will perform the Operation Services at the times and places requested by the Board to meet the needs and requirements of HGBL.

4. Compensation for Services.

(a) Fees for Management Services. HGBL will pay to Counsel an annual management fee in an amount equal to Three Hundred Sixty Thousand Dollars ($360,000) (the “Management Fee”). The Management Fee will be payable quarterly within thirty days following the end of each calendar quarter.

(b) Fees for Operation Services. HGBL will pay to Counsel an annual operations fee in an amount equal to Seventy-Five Thousand Dollars ($75,000) (the “Operations Fee”). The Operations Fee will be payable quarterly within thirty days following the end of each calendar quarter.

(c) Out-of-Pocket Expenses. In addition to the payments required under Section 4(a) and Section 4(b) above, HGBL shall pay directly or reimburse Counsel for Out-of-Pocket Expenses (as hereinafter defined). For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable amounts incurred by Counsel and/or its personnel from products and/or services of unaffiliated third parties delivered to HGBL or Counsel and/or their respective personnel in connection with the Management Services and Operation Services. All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Counsel to HGBL of a statement in reasonable detail in connection therewith.

(d) Interest on Unpaid Amounts. Interest at a rate per annum equal to the lesser of the then current rate announced from time to time by the Wall Street Journal as the “prime rate”, plus two percent (2%), or the maximum rate allowable by law, will accrue and be payable by HGBL on any unpaid Management Fee or Operations Fee until such amounts are paid.

5. Limitation of Liability. Neither Counsel nor any of its officers, directors, managers, principals, stockholders, partners, members, employees, agents, representatives and affiliates (each a “Related Party” and, collectively, the “Related Parties”) will be liable to HGBL or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense will be proven to result directly from the willful misconduct or gross negligence of such person.

6. Indemnification.

(a) HGBL will indemnify, defend and hold harmless Counsel and its Related Parties from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that are incurred by Counsel and/or its Related Parties (collectively, “Losses”) arising out of or in connection with Services rendered or to be rendered by or on behalf of Counsel pursuant to this Agreement, the transactions contemplated by this Agreement or any actions or inactions by or on behalf of Counsel in connection with any such Services or transactions; provided that HGBL shall not be responsible for any Losses of Counsel or its Related Parties to the extent such Losses have resulted from such party’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions.

(b) Counsel will indemnify, defend and hold harmless HGBL and its Related Parties, from and against any Losses incurred to the extent such Losses have arisen out of the gross negligence or willful misconduct of Counsel or its Related Parties in connection with the services rendered or to be rendered pursuant to this Agreement.

7. Compliance with Laws. In the performance of its duties and obligations under this Agreement, each party will comply with all applicable laws. The parties will cooperate fully in obtaining and maintaining in effect all permits and licenses that may be required for the performance of the Management Services and Operation Services.

8. Confidentiality. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other party (as the “Receiving Party”) information about its business affairs, goods and services, forecasts, confidential information and materials comprising or relating to intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure: (a) is or becomes generally available to and known by the public other than resulting from, directly or indirectly, any breach of this Section 8 by the Receiving Party or any of its representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that the third party is not and was not prohibited from disclosing the Confidential Information; (c) was known by or in the possession of the Receiving Party or its representatives before being disclosed by or on behalf of the Disclosing Party; or (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information. For clarity, if any Party’s Confidential Information is required to be disclosed under applicable law, such disclosure shall not constitute a breach of this Agreement so long as the Disclosing Party notifies the Receiving Party of such requirement and assists the Receiving Party in obtaining a protective order limiting the disclosure. During the Term and for three (3) years after the disclosure of the Confidential Information, the Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any Confidential Information to any person, except to the Receiving Party’s representatives who must know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

9. Intellectual Property. Except as otherwise agreed by the parties, all data, software, intellectual property or other property or assets (“Property”) owned or created by a party shall remain the sole and exclusive property and responsibility of such party. Neither party shall acquire any right, title or interest in or to the Property of the other party pursuant to this Agreement.

10. Independent Contractor. Nothing herein will be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. Counsel will be an independent contractor pursuant to this Agreement. Neither party hereto will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Nothing in this Agreement will be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of Counsel or any of its Related Parties, including without limitation in any of their respective capacities as stockholder or directors of HGBL.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as will be specified in a notice given in accordance with this Section 11).

If to HGBL:	1 Toronto Street
Suite 700, PO Box 3
Toronto, Ontario, Canada M5C 2V6

Facsimile: 416-866-3000

E-mail: sweintraub@counselcorp.com

Attention: Stephen Weintraub, Executive Vice
President, Secretary, CFO

If to Counsel:	1 Toronto Street
Suite 700, PO Box 3
Toronto, Ontario, Canada M5C 2V6

Facsimile: 416-866-3000

E-mail: asilber@counselcorp.com

Attention: Allan Silber, President

12. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13. Successor and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be assigned or otherwise transferred by change of control or operation of law by any party hereto without prior written consent of the other party. Any attempted transfer or assignment in violation of this Section 13 will be void.

14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

15. Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

16. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18. Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the Province of Ontario, without giving effect to any choice or conflict of law provision. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of Ontario, Canada located in the city of Toronto, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the Effective Date.

COUNSEL CORPORATION

______________________________
By:
Title:

HERITAGE GLOBAL PARTNERS INC.

______________________________
By:
Title: